Exhibit 99.1

LaBranche & Co Inc.
Jeffrey A. McCutcheon
Senior Vice President & Chief Financial Officer
(212) 820-6220

FOR IMMEDIATE RELEASE

LaBranche & Co Inc. Announces Completion of Redemption

of $169.1 Million of 9 1/2% Senior Notes due 2009

NEW YORK, May 28, 2008 – LaBranche & Co Inc. (NYSE: LAB) announced today that it has completed the optional redemption, which was originally announced on April 22, 2008, of all of its remaining outstanding 9 1/2% Senior Notes due 2009, in the aggregate principal amount of $169.1 million, at a redemption price of 102.375%, plus accrued and unpaid interest thereon. The Company completed the redemption on May 23, 2008. The Company also announced that, on June 3, 2008, it expects to extinguish all of its remaining outstanding subordinated debt in the amount of $3.0 million, plus accrued and unpaid interest. Following these transactions, the Company’s total outstanding indebtedness will consist of approximately $210.0 million of the Company’s 11% Senior Notes due 2012.

LaBranche & Co Inc. is the parent of LaBranche & Co. LLC, one of the largest Specialists in exchange-listed securities. LaBranche is also the parent of LaBranche Structured Holdings, Inc., whose subsidiaries are specialists and market-makers in options, exchange-traded funds and futures on various exchanges domestically and internationally. Another subsidiary of the Company, LaBranche Financial Services, LLC, provides mainly securities execution and brokerage services to institutional investors.

Certain statements contained in this release, including without limitation, statements containing the words “believes”, “intends”, “expects”, “anticipates”, and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, the actual results and performance of LaBranche and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release

#####